Exhibit 99.1

[LOGO APPEARS HERE]

For Immediate Release

Contacts: Inspire Pharmaceuticals, Inc.	EURO RSCG Life NRP Emily Poe (212) 845-4266
Jenny Kobin Senior Director, Investor Relations (919) 941-9777 Extension 219

INSPIRE PHARMACEUTICALS APPOINTS BARRY PEA

EXECUTIVE VICE PRESIDENT OF CORPORATE DEVELOPMENT

AND GENERAL COUNSEL

DURHAM, NC - October 6, 2004 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced the appointment of Barry G. Pea to the newly created position of Executive Vice President of Corporate Development and General Counsel.

In his role at Inspire, Mr. Pea will report directly to Inspire’s CEO, Christy L. Shaffer, Ph.D. and will be a member of Inspire’s executive management team. Mr. Pea’s responsibilities will include various aspects of corporate strategic planning and business development, overall responsibility for Inspire’s legal function and service as corporate secretary. Mr. Pea will join Inspire on October 11, 2004.

“We are thrilled to add an executive of Barry’s caliber to our management team,” said Dr. Shaffer. “With more than 18 years of broad-based legal and corporate experience, Barry has a breadth of knowledge and transactional expertise that we believe will prove very valuable to Inspire. Given the current business environment, and our expanded technology and licensing opportunities, adding Barry’s expertise and strong leadership skills to our team will be instrumental in taking Inspire to the next level of growth and success.”

Mr. Pea has a wide range of experience in working with both large pharmaceutical and growing biotechnology companies. His expertise includes providing strategic counsel to management and the board of directors, managing corporate governance issues, and structuring, negotiating and consummating complex business agreements, including major research, development, manufacturing and marketing strategic alliances. Prior to joining Inspire, Mr. Pea served as Executive Vice President, General Counsel and Secretary for Immunex Corporation and was a member of the company’s executive committee. He managed Immunex’s SEC and Nasdaq regulatory compliance and coordinated capital raising efforts, including a $3.2 billion secondary stock offering in 2000. While at Immunex, which grew rapidly during his tenure to become one of the leading biotech companies and part of the Nasdaq-100 index, Mr. Pea was pivotal in completing the major commercial agreements that enabled Enbrel® to become a highly successful breakthrough biotech product. Mr. Pea also played a leadership role in negotiating terms of the merger between Immunex and Amgen Inc., the largest merger in biotechnology history.

Mr. Pea began his legal career in the biopharmaceutical industry with Burroughs Wellcome Co. and later Glaxo Wellcome Inc., where he held various legal positions of increasing responsibility and gained extensive experience in handling a broad spectrum of corporate and transactional matters. Mr. Pea began his legal career at Petree Stockton (now Kilpatrick & Stockton), one of North Carolina’s largest law firms, as an associate in the corporate, securities and real estate section.

Mr. Pea received a J.D. with honors from Duke University School of Law and a B.A. with high honors from Wheaton College.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products for diseases with significant unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease, cardiovascular disease and pain. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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